Exhibit 99.3
CIRCOR International, Inc.
Colfax Fluid Handling
Unaudited Pro Forma
Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
CIRCOR International, Inc., a Delaware corporation (the “Company” or "CIRCOR"), entered into a Purchase Agreement dated September 24, 2017 (the “Purchase Agreement”) by and between Colfax Corporation, a Delaware corporation (“Colfax”), and the Company. Pursuant to the Purchase Agreement, the Company purchased the fluid handling business of Colfax (the “Business” or “Fluid Handling”) for consideration consisting of $542,000,000 in cash and 3,283,424 unregistered shares of common stock, par value $0.01 per share, of the Company. CIRCOR also assumed the pension liabilities of the Fluid Handling business. The acquisition closed on December 11, 2017. The cash consideration is subject to customary working capital adjustments. The Company financed the cash consideration through a combination of debt financing and cash on hand. Each of the Company and Colfax has agreed to customary representations, warranties and covenants in the Purchase Agreement. The representations and warranties survive for a period of 12 months after the acquisition, subject to specified exceptions. The Purchase Agreement also includes indemnification obligations of both the Company and Colfax in favor of the other party, including for breaches of representations, warranties and covenants included in the Purchase Agreement.
The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations of CIRCOR or Fluid Handling actually would have been if the acquisition of Fluid Handling by the Company had been completed as of and for the periods indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company after consummation of the acquisition.
Pro forma adjustments related to the unaudited pro forma condensed combined income statements give effect to certain events that are (i) directly attributable to the acquisition of Fluid Handling by the Company pursuant to the Purchase Agreement, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results. Pro forma adjustments related to the unaudited pro forma condensed combined balance sheet give effect to events that are directly attributable to the Fluid Handling acquisition, and that are factually supportable regardless of whether they have a continuing impact or are non-recurring.
The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates and is subject to a number of uncertainties relating to the Fluid Handling acquisition and related matters, including, among other things, estimates, assumptions and uncertainties regarding (1) the estimated fair values of certain assets and liabilities acquired, which are sensitive to assumptions and market conditions, and (2) the amount of the intangible assets and goodwill that will arise from the acquisition.

Unaudited Pro Forma Condensed Combined Financial Information for CIRCOR International, Inc. and Fluid Handling
The following unaudited pro forma condensed combined financial information has been prepared by the Company’s management and gives pro forma effect to the completion of the acquisition by the Company of Fluid Handling pursuant to the Purchase Agreement for $685.8 million.
The consideration pursuant to the terms of the Purchase Agreement was $542.0 million in cash and 3.3 million unregistered shares of the Company valued at $143.8 million at closing. The Company also assumed Fluid Handling’s pension liability estimated at $154.5 million. The consideration is subject to (i) a working capital adjustment, subject to certain limitations and (ii) decrease for certain transaction expenses of Fluid Handling. The cash consideration paid at closing on December 11, 2017 was approximately $555 million and included amounts paid at closing for estimated adjustments for Fluid Handling’s working capital and payment of certain transaction expenses. The Company funded the purchase price and payments at closing from borrowings under a new term loan and revolving credit agreement entered into by the Company and cash on hand.
The following unaudited combined condensed pro forma balance sheet as of October 1, 2017 is based on the individual balance sheets of CIRCOR as of October 1, 2017 and Fluid Handling as of September 29, 2017, giving effect to the financing under the term loan and revolving credit agreement and presented as if the acquisition of Fluid Handling had occurred on October 1, 2017. The unaudited pro forma combined condensed statement of operations of CIRCOR and Fluid Handling for the year ended December 31, 2016 is presented as if the acquisition had taken place on January 1, 2016 and combines the historical results of operations of CIRCOR for the year ended December 31, 2016 with the historical results of operations of Fluid Handling for the year ended December 31, 2016, giving effect to the financing under the term loan and revolving credit agreement.
The unaudited pro forma combined condensed statement of operations of CIRCOR and Fluid Handling for the nine months ended October 1, 2017 is presented as if the acquisition had taken place on January 1, 2016.
The unaudited pro forma combined condensed consolidated financial statements and related notes thereto should be read in conjunction with CIRCOR’s historical consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarterly period ended October 1, 2017, filed with the Securities and Exchange Commission. In addition, this unaudited combined condensed pro forma information should be read in conjunction with the historical consolidated financial statements of Fluid Handling included within this Amendment No. 1 to Current Report on Form 8-K.
The acquisition is treated as a business combination, in accordance with ASC 805, Business Combinations (“ASC 805”). Accordingly, CIRCOR calculated the fair value of the net assets acquired and consideration transferred. The consideration exceeded the fair value of net assets acquired resulting in CIRCOR recording goodwill equal to the excess consideration. In the unaudited pro forma condensed combined balance sheet, the consideration transferred by the Company to acquire Fluid Handling has been allocated to the assets acquired and liabilities assumed based upon the Company’s preliminary estimate of their respective fair values as of the date of the acquisition.
Final fair value allocations have not been completed and will continue to be refined based upon certain valuations and other studies after the closing date of the acquisition. Accordingly, the pro forma adjustments relating to the purchase price allocation are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value and changes in the acquired working capital. Thus, the final purchase price allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information.  The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on the assets acquired.
The unaudited pro forma combined condensed financial information conforms Fluid Handling’s accounting policies to those of CIRCOR. Fluid Handling’s financial information is prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Based on CIRCOR’s review of the significant accounting policies of Fluid Handling, any adjustments are expected to be immaterial. A further detailed review is currently being performed, however, the Company has not currently identified any adjustments. At the conclusion of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.
Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined income statements do not include the impacts of any revenue, cost or other operating synergies that may have resulted, or may result in the future, from the acquisition. Therefore, certain revenue and expense amounts will likely be different, both in total and as a percent of overall revenue and expense, in future periods even if the Company were to continue the exact same pricing, service scope, and customer levels as in the past.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of October 1, 2017
in thousands, except per share data

	Historical
	CIRCOR International	Fluid Handling (A)	Pro Forma Adjustments	Notes	Pro Forma Combined
Cash and cash equivalents	$75,627	$12,037	$(17,028)	(B)	$70,636
Trade accounts receivable, less allowance for doubtful accounts	130,177	74,520	—		204,697
Inventories	180,285	53,282	13,321	(C)	246,888
Prepaid expenses and other current assets	43,054	24,207	835	(F)	$68,096
Total current assets	429,143	164,046	(2,872)		590,317
Property, plant, and equipment, net	99,013	73,907	41,993	(D)	214,913
Goodwill	210,685	222,419	166,894	(E)	599,998
Intangibles, net	130,052	14,516	373,484	(E)	518,052
Long-term asbestos receivable	—	354,527	(354,527)	(B)	—
Notes due from Affiliate	—	188,805	(188,805)	(B)	—
Other assets	10,138	40,846	4,379	(F)	55,363
Total assets	$879,031	$1,059,066	$40,546		$1,978,643

Accounts payable	$63,690	$55,027	$—		$118,717
Accrued asbestos litigation liability	—	51,301	(51,301)	(B)	—
Accrued expenses and other current liabilities	50,155	41,350	14,993	(K)	106,498
Accrued compensation and benefits	15,384	—	—		15,384
Current portion of long-term debt	5,000	—	—		5,000
Total current liabilities	134,229	147,678	(36,308)		245,599
Long-term debt, net	264,026	—	537,009	(F)	801,035
Long-term asbestos litigation liability	—	308,995	(308,995)	(B)	—
Retirement benefits obligation	—	114,225	40,275	(G)	154,500
Notes due to Affiliates	—	160,979	(160,979)	(B)	—
Deferred income taxes	7,929	—	159,593	(H)	167,522
Other non-current liabilities	20,962	3,153	—		24,115
Total liabilities	427,146	735,030	230,595		1,392,771
Common Stock	179	—	33	(I)	212
Additional Paid in Capital	293,907	—	143,733	(I)	437,640
Retained earnings	280,441	—	(9,779)	(K)	270,662
Common treasury stock	(74,472)	—	—		(74,472)
Net parent investment	—	440,516	(440,516)	(J)	—
Accumulated Other Comprehensive Income, net of tax	(48,170)	(116,480)	116,480	(J)	(48,170)
Total stockholders' equity	451,885	324,036	(190,049)		585,872
Total liabilities and stockholders' equity	$879,031	$1,059,066	$40,546		$1,978,643

Notes
(in thousands, except per share data)

(A)
The historical presentation of Fluid Handling was conformed to CIRCOR's presentation in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.

(B)
Colfax Corporation ("Seller") retained cash and intercompany balances. Seller also retained all current and future assets and obligations related to asbestos litigation. Adjustment eliminates Fluid Handling's cash, intercompany and asbestos related balances and reduces cash by $4,991 representing the consideration funded by cash on hand.

(C)	Adjustment reflects estimated step-up in value of inventory as of October 1, 2017 based on the Company's preliminary assessment of the fair value of assets acquired and liabilities assumed.

(D)	Adjustment reflects step-up in property, plant and equipment values based on the Company’s preliminary assessment of the fair value of assets acquired and liabilities assumed.

(E)
Adjustment reflects the elimination of Fluid Handling’s existing intangible values and goodwill and recording the acquired intangible assets and goodwill based on the Company’s preliminary assessment of the fair value of assets acquired and liabilities assumed. The consideration is allocated to Fluid Handling’s fair value of net assets acquired with the excess consideration allocated to goodwill. The table below represents a preliminary allocation of the consideration based on management's preliminary estimates of the acquisition date fair values:

Consideration

Cash	$542,000
Common Stock	143,766
$685,766

Accounts Receivable	$74,520
Inventory	66,603
Prepaid expenses & Other Current Assets	24,207
Property, Plant, & Equipment	115,900
Goodwill	389,313
Intangible Assets	388,000
Other Assets	40,846
Accounts Payable	(55,027)
Accrued Liabilities	(41,350)
Retirement Obligations	(154,500)
Deferred Taxes	(159,593)
Other Non-Current Liabilities	(3,153)
$685,766

Notes
(in thousands, except per share data)

The identified intangible assets and their related useful lives are as follows:

Identified Intangible Assets	Amount (000's)	Life (Years)
Backlog	$22,000	4
Customer relationships	215,000	22
Trademark/trade name	44,000	Indefinite-life
Developed Technology	107,000	20
	$388,000

(F)
The Company borrowed $825,000 under its credit facility (term loan of $785,000 and revolver draw of $40,000) to fund the acquisition and related financing costs as well as to repay indebtedness under its previous credit facility. Adjustment reflects the net borrowings and the capitalization of financing costs. Financing costs totaled $29,180, of which $23,965 are reflected as a reduction in its long-term debt balance and $5,214 is recorded as Other Assets ($835 current and $4,379 long-term). Borrowings under this facility (term loan and revolver) bear interest at variable rates which reset every 30 days. Borrowings at the time of the acquisition were at 4.96%. A change in interest rates of 1/8% would result in $773 and $1,031 additional interest expense for a nine- and a twelve-month period, respectively.

(G)	Adjustment reflects fair value of pension liability assumed by the Company based on the Company's preliminary assessment of the fair value of assets acquired and liabilities assumed.

(H)
Adjustment reflects the establishment of a deferred tax liability relating to the increase in the fair value of assets and liabilities acquired compared to their book value using a 36% expected statutory rate, which does not include the impact of the Tax Cuts and Jobs Act of 2017 ("Tax Reform").

(I)
Adjustment reflects 3,283 shares of CIRCOR common stock issued as part of the acquisition at $46.09 per share, net of a 5% fair value reduction due to restrictions on the stock provided in the purchase agreement.

(J)	Adjustment reflects elimination of historical equity accounts of the Fluid Handling business.

(K)
Adjustment reflects accrual of $14,993 of transaction-related costs. Of that amount, $9,779 is expensed and shown as a reduction of retained earnings and $5,214 is fees related to the revolving credit facility.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended October 1, 2017
in thousands, except per share data

	Historical
	CIRCOR International	Fluid Handling (A)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenues	$456,131	$344,197	$—		$800,328
Cost of revenues	314,527	224,880	13,429	(L)	552,836
Gross profit	141,604	119,317	(13,429)		247,492
Selling, general, and administrative expenses	116,425	100,607	(7,586)	(M)	209,446
Special and restructuring charges (recoveries), net	(443)	(7,628)	16,267	(N)	8,196
Operating income	25,622	26,338	(22,110)		29,850
Interest expense, net	6,298	1,820	25,455	(O)	33,573
Other expense (income), net	2,022	—	—		2,022
Income before income taxes	17,302	24,518	(47,565)		(5,745)
(Benefit from) Provision for income taxes	(57)	7,914	(17,123)	(P)	(9,266)
Net income	$17,359	$16,604	$(30,442)		$3,521

Basic earnings per share	1.05				0.18
Diluted earnings per share	1.04				0.18

Weighted-average shares:
Basic	16,486		3,283	(Q)	19,769
Diluted	16,721		3,283	(Q)	20,004

Unaudited Pro Forma Condensed Combined Statement of Income
For the twelve months ended December 31, 2016
in thousands, except per share data

	Historical
	CIRCOR International	Fluid Handling (A)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenues	$590,259	$462,018	$—		$1,052,277
Cost of revenues	407,144	308,748	43,964	(L)	759,856
Gross profit	183,115	153,270	(43,964)		292,421
Selling, general, and administrative expenses	154,818	140,441	(12,639)	(M)	282,620
Asbestos coverage adjustment	—	8,226	(8,226)	(M)	—
Impairment charges	208	—	—		208
Special and restructuring charges (recoveries), net	17,171	15,674	10,362	(N)	43,207
Operating income	10,918	(11,071)	(33,461)		(33,614)
Interest expense, net	3,310	2,461	38,993	(O)	44,764
Other expense (income), net	(2,072)	—	—		(2,072)
Income before income taxes	9,680	(13,532)	(72,454)	(P)	(76,306)
(Benefit from) Provision for income taxes	(421)	1,487	(26,084)		(25,018)
Net income	$10,101	$(15,019)	$(46,370)		$(51,288)

Basic earnings per share	0.62				(2.60)
Diluted earnings per share	0.61				(2.60)

Weighted-average shares:
Basic	16,418		3,283	(Q)	19,701
Diluted	16,536		3,283	(Q)	19,701

Notes
(in thousands, except per share data)

(L)     Reflects the following adjustments to cost of revenue:

	9 Months Ended October 1, 2017	Year Ended December 31, 2016
Amortization of intangible assets	$12,739	$29,723
Amortization of inventory step up	—	13,321
Depreciation of fixed assets step up	690	920
	$13,429	$43,964

The intangible amortization in cost of revenue relates to amortization of the Developed Technology and Backlog intangible assets and depreciation of the stepped-up fixed assets. Amortization expense in these pro forma statements is calculated based on the projected cash flows while deprecation expense is calculated on the straight-line method.
(M) Adjustment removes costs associated with asbestos litigation as Seller retained all assets and obligations related to asbestos litigation.
(N) Adjustment reflects amortization of the Customer Relationships intangible asset and depreciation of the fixed asset step up.

	9 Months Ended October 1, 2017	Year Ended December 31, 2016
Amortization of intangible assets	$15,326	$9,107
Depreciation of fixed asset step up	941	1,255
Total	$16,267	$10,362
(O) Adjustment reflects the incremental interest expense from the Company’s $825,000 of outstanding debt. Borrowing at the time of the acquisition was at an interest rate of 4.96%.
(P) Adjustment to tax provision to reflect tax impact of the adjustments to the Statements of Operations noted above at an estimated statutory rate of 36%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had CIRCOR and Fluid Handling filed consolidated tax returns during the periods presented, nor do they reflect the impact of Tax Reform.
(Q) Adjustment reflects issuance of 3,283 shares of common stock as part of the acquisition, assumed to have been issued as of January 1, 2016 and outstanding for the entire period.